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BETTER HOME & FINANCE HOLDING COMPANY
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VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of the directors (the “Board”) of Better Home & Finance Holding Company, a Delaware corporation  (“Better Home,” “BETR” or the “Company”).

Item 1: On September 10, 2026, Mr. Garg appeared as a guest on the No Surrender podcast with Greg Sher. The full transcript of the discussion is copied below:

[04:05] GREG SHER: All right. Well, let's jump in here, Vishal. There's a lot going on, obviously, at Better, and a lot of it has been out in the press. Why don't you bring us up to speed on where things stand at this very moment and how you're doing?

[04:21] VISHAL GARG: I'm doing great. I have been on a tour meeting all of our shareholders, everyone who's invested in Better. Everyone who I could find. I'm meeting them on X, I'm meeting them on LinkedIn, and I'm telling them about our plan for once I can get the vote done, and I'm getting their vote. And I think it's been a really instructive process because what's been interesting is there's so many people in the mortgage industry that own Better shares. And I've been getting to meet them - mortgage brokers, guys who left the business, guys, you know, who saw that the AI was gonna come and be part of the business eventually. And I've been getting all sorts of feedback from them. And it's been really both a humbling and a learning experience because when you're running a company and you're CEO and you've got all the daily fires you got to deal with, you can't just sit there and listen to someone for half an hour or 45 minutes. And that's been the best part of what's been happening in the last 30 days. But in general, what's happening is we're running a proxy solicitation to remove five of the eight directors from the board, to then, over time, decide to remove the current CEO, Daniel Lewis, as CEO, and then from there hire a professional CEO, have me come back as chairman or chief product officer, and then continue to do the things we were doing that had grown the business two-and-a-half X in the last two years.

[05:54] GREG SHER: Well, ISS told shareholders you arguably bear more responsibility than any other party for Better's losses. Yet, you know, you have real numbers to point to: revenue up from 20 million to 54.7, funded volume from 600 million to 1.6 billion. So, with that in mind, how clearly do you see what you've brought to the table versus what you're being told you haven't?

[06:21] VISHAL GARG: So I think it was interesting because there are two Betters. There's the 2016 to 2022 Better. That's the direct-to-consumer, no-commission loan officer, cheapest refi in the market, dot-com Better. And I think that Better arguably died after the pandemic. And yes, that Better went from zero to 500 million of volume to 58 billion of volume. And then, like many other startups, it died. Had I kept it in the same place, so yeah, I bear responsibility for the profits that it generated, and then I bear responsibility for the losses, but that Better died. What I think I should get credit for now is the fact that out of the death of Better.com, we built Tinman AI, and we took the learning data from all of the transactions that we did on Better.com to train the LLMs to build the best AI in the mortgage industry. And that Better, which is the Better from '23 to '26, went from 70 million of revenue run rate to 220 million revenue run rate, has taken losses down from 20 million a month to 4 million a month, has increased contribution margin per loan from $500 a loan to $2,800 a loan. That Better is thriving. And so, yeah, the question - but people, public shareholders, did not invest in Better circa 2016 to 2022. The only people that lost money in Better 2016 to 2022 are the people who invested at that time, which the biggest investor was SoftBank. And, you know, as of the last AGM, they voted for me. So I think that all bears conversation.

[08:19] ERIN DEE: So I want to jump in here. I had the chance to kind of go through your plan, your 90-day plan, and it is very aggressive. I would say more aggressive than kind of what the plan - at least what we were disclosed the plan was going to be prior to the separation. And so, why weren't the plans that aggressive? Why now? Why didn't we recognize that we needed to have this sort of aggressive plan and change before this all went down last month?

[08:47] VISHAL GARG: I think that's a great question. I think nobody in the mortgage industry would tell you that I am not aggressive, or that I'm not excessively aggressive. But there was a whole thing with the board of playing things slowly. Like, honestly, we have a law firm that charges us $2,000 an hour per partner, right? That's one of the top law firms in the country. Why do we have that? We should be like - we are in the bottom decile of public companies. We should be having a law firm that's in the bottom decile of the top 100 law firms, right? That should be charging us $500 an hour. Like, I think if you see where the board was focused on, it was so many of these CYA things, right? Like the law firm, the audit firm. We paid our audit firm five-and-a-half million dollars in 2025. Five-and-a-half million dollars in 2025. Tell me what mortgage company pays two-and-a-half percent of revenue to their auditor. And so all of these decisions I have been fighting with the board on. And quite honestly, I think I got fired because I did not fight hard enough and I was trying to be nice. So I'm coming back. I'm going to do everything in my power to run this as lean and mean as freaking possible.

[10:04] ERIN DEE: So, on that note then, you're not going to be able to really implement this plan on your own. You're going to need every single person at that company to be fighting with you. And it's no secret - just look at the Glassdoor ratings - that I think culture has been a bit of a challenge. And so I'm interested to see: how are you going to come in and really inspire and motivate the whole Better team to get behind you and rally behind you to make your plan successful?

[10:28] VISHAL GARG: I think Glassdoor is a place where the bottom quartile of employees go to complain before they're fired or after they're fired. It has nothing to do with it. And it's a corrupt website. You can pay to have your Glassdoor ratings removed, right? You can pay them to respond to them. So it's a total bullshit company. Like, it means nothing. The fact of the matter is that we were growing. The fact of the matter is we were hiring. The fact of the matter is, like, how many mortgage companies are growing in the last two-and-a-half years? And so I think, you know, we've never had a talent problem at Better. We've never had a problem getting people from even within the industry over the last couple of years to come and join Better. So I think everybody is pumped. I think everybody knows that, like, if I'm coming back, they're signing up for what they had already signed up for, plus more. And I think we all believe that. I think - have you seen ChatGPT Astra? Have you seen the most recent thing? Have you had it do stuff for you? I mean, the idea that this is not going to touch every aspect of everyone's lives is farcical. And we want - we were the leader, and we're gonna be the leader, and we're gonna drive even harder.

[11:42] COBY HAKALIR: Vishal, I would like to walk us back a little bit and zoom out because the question I've had, and I've brought it up on this show and I brought it up in my own LinkedIn posts, is: what happened? There seemed to have been this kind of peaceful transfer of power between you and Daniel, and talking about how you might step into a CRO role and do other things within the industry and reach out and have discussions. And this all went toxic within the span of about seven to ten days. Then there was some confusion about how many voting shares you actually had. So can you kind of walk us back and just tell us how this all broke down so badly?

[12:14] VISHAL GARG: Oh yeah, very simply. I think I've been pretty transparent about it. Well, as you could now - you guys probably have seen all the text messages from Daniel Lewis, right? Where he was very complimentary of both the company, my leadership, our vision, our mission, and everything else we were doing. And he did that for, like, basically six months up to the time that he became a board member - nine months up to the time he became a board member. Then he became a board member, and four days later I'm fired. What this man had been doing was effectively hoodwinking people while at the same time laying the groundwork for him to become the CEO. He had become so enamored with the company and its prospects that he wanted to be the CEO. First, he wanted to be the chairman, and when that didn't happen, I think he partnered up with our chairman, where our chairman got to keep his job and his shares, and now, you know, he's got Daniel as the CEO. And they were able to use a slight moment of weakness for the business, just as partner ramps slowed down with the Iran war and some of the volume slowed down, to say, well, this is all messed up. And so if you look at, like, did we hit - but, like, you know, we grew in Q2. We grew revenue 15% in Q2. We cut losses. We did all the right things. Everything was going in the right direction, maybe not as aggressively as we wanted, but it was all going in the right direction. So I think what happened there - around one o'clock, on Monday, they came back and they told me that it was a unanimous decision of the board to remove me as CEO and put Daniel Lewis as CEO. I was like, really? Like, you could have just come to me. Do you want to do it this brusquely? You could have had him be the president, me the CEO. You could have had me be the president, him the CEO. You could have had us be co-CEOs. Hell, I have five deals in the hopper that are gonna be magnificent and game-changing for the company. I own about 15% of the company. I will happily be the vice president of business development for you. Let me just go close these deals. No, we can't have you in any executive role whatsoever.

[14:27] COBY HAKALIR: So where do you suppose that animus came from?

[14:30] VISHAL GARG: It was Daniel. It was Daniel. It was Daniel. Like, he pointed the board. It was Daniel, and, you know, the rest of the board is pretty much asleep and/or, you know, not engaged. It's summer, it's August. And so then whatever happened, happened. It's fine. So then they could say - I'm like, okay, so give me a half an hour to leave, right? I'm like, I have all my stuff here. I have everything. I have my kids' paintings. I have all the stuff, right? And they're like, yeah, well, we'll ship it to you. So I left at 1:30. They told me to leave at 1:30. Then Daniel came in, shook my hand, and I was like, okay, well - and I told Daniel that evening, Daniel, if you can do a better job at this than I can, like, this is heavy, I will help you in whatever way. But maybe I'm wrong. You know, I'm a markets guy, right? Like, if the market has voted, if the rest of the board has voted, maybe I'm wrong, right? Maybe I'm wrong. Like, maybe it's economically the smartest thing for me to have a guy come in who does this stuff. So I told them, like, that's fine. You know, the press release that went out, they told me I had two choices. I could have a press release that significantly damages my reputation and my prospects in the future, or I could cooperate. And I was like, dude, I'm cooperating. I'm the largest single shareholder. It's like, I have no reason to - if you want to take this guy, you know, hand the baton to this guy, as long as he does a good job, I'm fine. So we went with the press release where, you know, I was like, okay, great, here, hand it off. They promised me that I would be able to help close the deals with the partners. Like, I think if you guys have met me, our partners don't quit on us. Our partners love us. Even people from the mortgage industry who you wouldn't think like us, like us, because we do what we say we're gonna do. We deliver what we say we're gonna deliver. And a lot of that is because they trust me to deliver the things for them just as they've trusted me to deliver the things for our customers. And so, yeah, we did that. So I said, you know, then when the stock went down 40-something percent on Tuesday, the reaction from the company was, like, ignore. And our shareholders were upset. They were like, what happened? How did this go down? As they started to uncover what actually happened - that it was effectively a boardroom coup engineered by Daniel Lewis - they started digging into Daniel. They asked our board members, how much diligence did you do on Daniel? Well, no, not much. What did you go into, what the background of the software company that he had started was? No. How big was that software company? We don't know. Like, what happened with his hedge fund that blew up? We don't know. Like, what was his job at Citigroup? Oh, he was a vice president. Well, we don't know. It's like, okay, guys, what are we doing here? And so the shareholders are like, Vishal, this is a disaster. You need to go fix this. You got us into the stock. We bought it because we believed in you. And look, honestly, I am a very duty-driven person, so I couldn't say, no, no, no, guys, sorry, bye-bye. Right? So I got back in there and I said, let's fix this. And then the most crazy thing happened. The board's members, the chairman and one of the directors, met with me for lunch on Friday. It's like, we might have made a mistake. I was like, what? And it's like, but we can't go back on it because we're gonna get sued by all the class action law firms. So you need to get to 50% of the vote and remove us. I was like, okay, fine. This is bananas, but I'll go and do that because we gotta put my personal shit aside and go do that. And so that's what I started to do. And, you know, the last thing, Coby, you said, like, oh wait, we thought we had over 50, but then we didn't. We had over 50, but the company had counted the voting of my options. So you can have voting on an as-converted basis for options; voting doesn't happen until you convert options. And so the company's counsel had counted my options as voting as converted. Even without that, though, we had, like, over 45% showing up. And so we did that, then the company sued me, and then, you know, we changed it around and are doing the regular consent solicitation. But that's the background on what happened.

[18:59] GREG SHER: Yeah, thank you for that, Vishal. How concerned are you about this moment that we're in, where there is so much flying around publicly? Chad Smith has left - you know, maybe unrelated, maybe related - but there obviously is a window in which the noise gets louder and louder and louder unless it's put to rest. So tell us about that.

[19:21] VISHAL GARG: Yeah, I'm super concerned because, you know, people are leaving. Good execs are leaving. They're like, what's the plan? Well, the plan is let's make a web portal for mortgage brokers. Why does any mortgage broker need another web portal? Come on. Like, doesn't matter whether I'm CEO or not, that is just the dumbest thing I could ever think of.

[19:42] HOST: Right?

[19:43] GREG SHER: Vishal, how critical is this window, and how much time do you think you have until you have to have the noise go away? What is that timeline?

[19:50] VISHAL GARG: I think I have six to eight weeks.

[19:52] HOST: Okay.

[19:53] VISHAL GARG: And I think people - August was the best month this could have been done in because most people were gone. They weren't making major decisions, right? And now we're September. Now it's game time. We've got to get it done. That's why we have the vote. That's why you see me making videos and helping regular retail investors get the vote out. We just need to get the vote. And, you know, I won't tell you where I'm at because, you know, I'll get sued by Daniel again. He's burning 700K a week of the company's money on lawyers and proxy solicitation agents. 700K a week. Like, this man concerned about burn is burning 700K a week of the company's money on this stuff, just to entrench himself and the board.

[20:33] ERIN DEE: So you did mention as part of your plan bringing in a professional CEO. So what is this person going to be doing differently than what you did? Or why do you feel the need to bring in a different person?

[20:44] VISHAL GARG: They're gonna be a great professional manager.

[20:45] ERIN DEE: Okay.

[20:46] VISHAL GARG: They're gonna be a great professional manager. They're gonna manage the people. I'm gonna do the tech and the product and the innovation. They're gonna manage the people and the company, and that's what they'll do. Yeah, I'm not good at that.

[21:00] COBY HAKALIR: When you-

[21:00] VISHAL GARG: I'm not - I've never claimed to be good at that, though. Like, some of you have heard of my statements that have been convoluted over time, right? Like, I've never claimed to be good at that.

[21:10] HOST: Yeah, fair.

[21:11] COBY HAKALIR: So I've got kind of a two-part question here. And one is about Tinman, which you referenced earlier in the show. The claim around Tinman has been reduced costs from $12,000, which is the MBA average, down to $3,000. Has that ever been substantiated by any outside auditor to be the real price? And if we're looking at the next 90 days and beyond, at the new Better, is that where the anchor is? Is that how you're going to reapproach the industry and get usage of the platform?

[21:39] VISHAL GARG: One, it has been. STRATMOR did a study. STRATMOR did competitive studies on Better from '23, '24, '25. And so those numbers are substantiated by third parties. Two, yeah, I mean, that's a core focus. That's why people are gonna want to use Tinman. Ultimately, why does a major mortgage company, mortgage CEO, want to use Tinman? Because they don't have the tools or the energy or the desire or the capability or the recruiting prowess to go hire the AI engineers to go build it themselves. And so they can get to do the things that they're good at. Most mortgage CEOs are former loan officers and know how to deal with the consumer. I think there's actually a magic moment here where literally the best loan officers in the country, powered by AI, can do 10x more business, right? And the last mile becomes actually even more valuable. We were starting to see that with the NEO guys. The NEO guys, the commissions per loan officer were going up. Not just, like, on a massive - like, they were doing four loans instead of two - but also the dollars per loan were going up because they can just, you know, do smarter deals, make more money. And so that's a great promise for Tinman, and we need to keep pushing on it.

[22:54] COBY HAKALIR: I have one last question as it relates to that. Let's say you're able to execute the 90-day plan, put somebody in place that's the professional manager, as you call it. How do you convince the industry that there's not going to be chaos at Better going forward? How do you calm the nerves of an industry that is waiting to see what's happening, and everybody's watching right now?

[23:10] VISHAL GARG: Oh, I mean, there's been chaos in leadership at Silicon Valley companies forever. OpenAI, Sam Altman. Like, do you stop using ChatGPT because Sam Altman got kicked out as CEO and then got brought back in? Like, no one cares. Consumers don't care. Business partners don't care, right? They just want the product to work. I think if you have the best product, people will buy the best product. And they want to know that the people in charge are gonna keep the product roadmap intact and keep delivering. One of the big promises of Tinman was: you pay per funded loan; you don't pay for any new features. You never have to pay for any new features. We just keep making it better and better and better, and we don't charge you more per funded loan. There's no inflation escalator. There's nothing. Like, you get the benefit of all the new stuff we do for zero dollars marginal. We're not selling you a new appendix in your statement of work, none of that sort of stuff. And I think that's critical here. So people are signing up - when they sign up for Tinman, they're signing up for today and they're signing up for the future, and they're signing up to get the future today, and they're signing up for a better future tomorrow.

[24:16] GREG SHER: Vishal, as you look back on the journey to this point, having the benefit of hindsight, what would you change? If there's one thing you could have done differently to maybe not be in the position you're in, what would that one thing have been?

[24:30] VISHAL GARG: I think this will end up being a blessing. It just wipes the slate clean. Wipes the slate clean. I think it wipes it clean.

[24:40] GREG SHER: But as you look back at the moves you made, the people you've trusted, the levers you've pulled that maybe the timing was off - has this been a moment of reflection? Why don't I just go there? Have you been reflecting, or-?

[24:52] VISHAL GARG: Yeah, yeah. No, I've had a month to reflect, look back, not be involved in any operational thing whatsoever. Just listen to customers, listen to shareholders, listen to prospective folks. And I think, you know, I was just so deep in just trying to get the company back to being great and get the business running and just driving at that, that I wasn't out there talking about all the great things that we were doing. We're talking about all the great things we were doing from a product perspective: oh, look at Tinman doing this. Oh, look at the Tinman ChatGPT app. Well, look at Tinman with the crypto mortgage. Look at Tinman with this, right? We weren't talking about how good the company was doing. This is the first time I've, like, stepped back and said, wow, actually, over the last two-and-a-half years, we crushed it. Stock price performance over the last two-and-a-half years, way better than loanDepot and UWM. Yes, Rocket beat us, but, like, way better than some of the other guys. So, yeah, we didn't talk about that at all.

[25:52] GREG SHER: Let's break this down on a very human level. How has this affected your mental health, what you've been going through? How's it shown up?

[26:00] VISHAL GARG: I'm a very duty-bound person, so when they fired me, the next day, for the first time in 30 years, I had nothing to do on a weekday. It was a blank slate. And I was like, wow, this is amazing. I went and had lunch. I had breakfast in the East Village. I went to all these places in New York. When you come as a tourist, you're like, who the hell are these people? What are they doing at 10 in the morning, you know, having brunch on a weekday? And it was great. I connected with old friends, and, you know, kind of helped me realize, like, I gotta do the things I'm good at and not the other stuff. Like, there's enough in this world to do that I don't need to be in charge of everything. So I think that's the biggest personal reflection.

[26:48] COBY HAKALIR: One final question I have for you. I know you've been talking to shareholders. You've been talking to people that are in the mortgage industry about the product. How are you going to take the lessons you've learned in having discussions with people in the industry that you said you didn't previously have time for when you're running the company? What's the lesson in those discussions moving forward in how you operate?

[27:06] VISHAL GARG: Oh, you know, people tell you the truth when you're no longer with the company. They're like, these three things were great, but you lost us when you said this, or you lost us because we didn't have this. And so I have 30 days of truth.

[27:20] COBY HAKALIR: Well, what's the biggest truth?

[27:24] VISHAL GARG: I think people wanted it to do more. I think the handoffs to the humans, like, sounds good to compliance people, but honestly, it just poisoned it. I think people wanted it to do all of it. That's what they actually secretly want. All of these big mortgage CEOs, they want it to do all of it. And so now we're gonna deliver that.

[27:52] COBY HAKALIR: A more robust AI solution?

[27:53] VISHAL GARG: Yeah. No, the AI's gotta do all of it. We can't - we can't have people in the back, like, doing stare and compare.

[28:00] GREG SHER: Let me come to your rescue real quick, Vishal, before people take that out of context, because people on the outside looking in might go: does that mean if I'm a loan officer at Better that my days are numbered? So I'm gonna give you a chance to clarify that now.

[28:12] VISHAL GARG: Oh no. If you're a solution finder for the consumer, your days are gonna get awesomely valuable. You gotta be a solution finder for the customer. Whether you're a loan officer, a processor, underwriter, closer, funder, whatever, you have to be solutioning. That is the only thing that will allow you to keep your job. Basic stare and compare, typing data into a form, any of that stuff - it's all going away.

[28:41] GREG SHER: You can send me a Hanukkah card for throwing that in there because I just saved you a lot of texts and press.

[28:49] VISHAL GARG: You did. You did. Thank you, my friend. Thank you.

[28:51] GREG SHER: Erin, what do you want to say here in conclusion? Then I'm gonna ask one last question.

[28:55] ERIN DEE: Yeah, well, again, just thank you. Thank you very much for joining us today. If your battle is ultimately unsuccessful, is your future in mortgage over? Are you going to continue working in this industry and trying to fight a different battle?

[29:11] VISHAL GARG: I love the idea of making home ownership and the American dream cheaper, faster, and easier. So I'm not going away.

[29:18] GREG SHER: I mean, that's a great - Erin, that was an insane - these questions are so good. Vishal, I'm gonna ask you one last question, and it's kind of a blank canvas because, you know, you asked to come on and to have a conversation with me. And when I said No Surrender, you said right away, yes, No Surrender, which is appropriate, right? No surrender. That's what you're doing. So, I mean, I'm sure when you saw those words, you were like, shit, that's where I belong. But, you know, what are the last words you want to say here without a question attached?

[29:46] VISHAL GARG: I'm in it. I'm gonna win it. And we're gonna be back bigger and better than ever before.

[29:55] GREG SHER: Okay. Fair enough. Appreciate your time and the trust in us to put you on the stand here, so to speak, and wish you all the best. You are an innovator. You are someone that takes big shots, and we need more people like that in the industry, not less. So I wish you a clear path with less debris ahead of you.

[30:13] VISHAL GARG: Thank you, Greg. Thank you, Erin. Thank you, Coby.

[30:16] ERIN DEE: Tell Tony Bobelinski I said hi.

[30:18] GROUP: [Laughter]

[30:19] VISHAL GARG: Will do.

[30:20] GREG SHER: All right, take care of it. Vishal Garg, founder, CEO of Better, for joining us here on No Surrender. That was incredible. Quick thoughts here before we dive into our agenda?

[30:35] COBY HAKALIR: He was unfiltered. Yeah, I thought he answered the questions. He obviously has got a lot of passion. He's got a lot of fight in him.

*DISCLAIMER: This is not an official or certified transcript. It was prepared from an audio recording with the assistance of artificial intelligence and may contain transcription errors or omissions. Any quoted language should be verified against the original recording.

Item 2: From September 6, 2026 to September 11, 2026, Mr. Garg posted videos to social media. Transcripts of such videos are copied below:

September 6, 2026: What's at stake for better in this vote is are we going to be a 0% growth cost cutting company? Or are we going to be a much faster growing AI platform that dominates the entire $2 trillion mortgage industry and does so on a path to profitability? That is what is at stake.

September 7, 2026: It's really important to vote. The stock price is down 50% from where it was before the board took these actions. And what is important is that we get the grown-ups back in charge as quickly as possible so we can start delivering shareholder value and start taking the actions to rectify what the board has done in the past month.

September 7, 2026: You might not have voted because you were worried about the consent solicitation triggering the poison pill. That is not true. The consent solicitation has no impact on the poison pill. The poison pill has no impact on the consent solicitation. The judge as well as the company's counsel both confirmed that in Delaware court last week. If you've been hesitant about voting, don't be. Vote today, make it a better weekend, and then a better year ahead for being a better shareholder. Send us your vote card today.

September 8, 2026: Shareholder democracy matters. We cannot let our country and our fast-growing small companies be run by bureaucrats and corporatists. We need shareholder democracy. We need your vote. We need you to kick the bureaucrats out.

September 8, 2026: I started this company. I helped it grow to doing $58 billion a year of volume in 2021. The refi bust pushed us back, but we came back. We reconfigured the business with AI and have now built Tin Man, Better's loan origination system into the leading AI platform in a $2 trillion mortgage market in the US. We've two and a half faxed revenue in the last two years and driven the company near profitability. There's a path to growing it just another 25 to 50% more. Then from there, starting to make real profits month after month, and then using those profits to continue to grow and bring the promise of AI to homeownership in America and to make the American dream of homeownership cheaper, faster, and easier.

September 9, 2026: It's really important to vote. The stock price is down 50% from where it was before the board took these actions. And what is important is that we get the grown-ups back in charge as quickly as possible so we can start delivering shareholder value and start taking the actions to rectify what the board has done in the past month.

September 11, 2026: You have to vote the green card if you want to kick these five directors out and be done and bring sanity back to Better. What's confusing is you're probably going to get a UPS in the mail with this. This is Daniel's consent revocation statement. Make sure once you filled out the green card that you don't send this card back. This card revokes the rights that you have as a shareholder. It's the white consent card. Now, if you send this card back, even if you abstain, the board can vote your shares in the way it chooses, aka for themselves to entrench themselves to enrich themselves at your expense. So remember, green card vote, white card throw away. Thanks, everyone. Look forward to seeing you all on the other side of this. Really appreciate your support. Thank you for helping make Better, better again.

September 11, 2026: It's really important to vote. The stock price is down 50% from where it was before the board took these actions. And what is important is that we get the grown-ups back in charge as quickly as possible so we can start delivering shareholder value and start taking the actions to rectify what the board has done in the past month.

Item 3: From September 4, 2026 to September 11, 2026, Mr. Garg posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.